Exhibit 99.1

Rainbow National Services LLC and Subsidiaries

Consolidated Financial Statements

As of December 31, 2007 and 2006 and for the

Years Ended December 31, 2007, 2006 and 2005

Independent Auditor’s Report

The Board of Directors

Rainbow National Services LLC:

We have audited the accompanying consolidated balance sheets of Rainbow National Services LLC and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, member’s deficiency and cash flows for each of the years in the three-year period ended December 31, 2007.  In connection with our audits of the consolidated financial statements, we also have audited the related consolidated financial statement schedule (Schedule II, Valuation and Qualifying Accounts).  These consolidated financial statements and the accompanying consolidated financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Rainbow National Services LLC has operated as an integral part of Cablevision Systems Corporation (“Cablevision”).  As described in Notes 1, 7 and 8, these consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations.  The financial position, results of operations and cash flows of Rainbow National Services LLC could differ from those that might have resulted had Rainbow National Services LLC been operated autonomously or as an entity independent of Cablevision.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow National Services LLC and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the accompanying consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109, as of January 1, 2007 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, as of January 1, 2006.

/s/ KPMG LLP

Melville, New York
March 6, 2008

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$51,992	$7,919
Accounts receivable, trade (less allowance for doubtful accounts of $1,639 and $4,066)	145,961	124,729
Accounts receivable-affiliates, net	1,625	1,835
Program rights, net	117,365	109,109
Prepaid expenses and other current assets	16,891	11,340
Deferred tax asset	1,207	5,997
Total current assets	335,041	260,929

Property and equipment, net of accumulated depreciation of $19,984 and $30,159	27,277	19,890
Program rights, net	392,969	352,059
Deferred carriage fees, net	126,936	145,113
Deferred financing costs, net of accumulated amortization of $6,945 and $5,403	13,701	19,431
Affiliation agreement intangibles, net of accumulated amortization of $364,023 and $319,676	233,133	277,480
Other intangible assets, net of accumulated amortization of $55,084 and $45,037	44,367	54,414
Excess costs over fair value of net assets acquired	50,957	52,586
Other assets	18,028	16,922
	$1,242,409	$1,198,824
LIABILITIES AND MEMBER’S DEFICIENCY
Current Liabilities:
Accounts payable	$16,508	$8,872
Accrued liabilities:
Interest	21,886	33,715
Employee related costs	18,168	13,294
Deferred carriage fees payable	18,873	41,361
Other accrued expenses	8,233	6,790
Accounts payable to affiliates, net	26,756	13,056
Program rights obligations	99,814	98,992
Deferred revenue	13,688	8,525
Capital lease obligations	737	639
Bank debt	25,000	—
Total current liabilities	249,663	225,244

Program rights obligations	296,529	305,276
Deferred tax liability, net	102,510	104,584
Capital lease obligations	15,492	10,868
Senior notes	298,745	298,476
Senior subordinated notes	323,311	497,011
Bank debt	475,000	510,000
Other liabilities	15,005	17,814
Total liabilities	1,776,255	1,969,273
Commitments and contingencies
Member’s deficiency	(533,846)	(770,449)

	$1,242,409	$1,198,824

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005

Revenues, net	$668,771	$601,698	$557,568

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	190,692	175,168	165,543
Selling, general and administrative	177,554	167,783	145,821
Restructuring charges	1,627	—	—
Depreciation and amortization	59,329	61,496	61,016
	429,202	404,447	372,380

Operating income	239,569	197,251	185,188

Other income (expense):
Interest expense	(111,170)	(125,195)	(121,166)
Interest income	1,061	3,840	3,875
Write-off of deferred financing costs	(2,919)	(6,084)	—
Loss on extinguishment of debt	(19,113)	—	—
Miscellaneous, net	390	(48)	246
	(131,751)	(127,487)	(117,045)

Income before income taxes	107,818	69,764	68,143
Income tax expense	(42,978)	(26,634)	(23,383)
Income before cumulative effect of a change in accounting principle	64,840	43,130	44,760
Cumulative effect of a change in accounting principle, net of taxes	—	(121)	—
Net income	$64,840	$43,009	$44,760

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBER’S DEFICIENCY

(Dollars in thousands)

Balance, January 1, 2005	$(970,824)
Capital contributions	385,943
Capital distributions	(175,567)
Net income	44,760

Balance, December 31, 2005	(715,688)
Capital contributions	71,030
Capital distributions	(168,800)
Net income	43,009

Balance, December 31, 2006	(770,449)
Capital contributions	247,647
Capital distributions	(75,884)
Net income	64,840

Balance, December 31, 2007	$(533,846)

See accompanying notes to
consolidated financial statements.

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005

Cash flows from operating activities:
Income before cumulative effect of a change in accounting principle	$64,840	$43,130	$44,760
Adjustments to reconcile income before cumulative effect of a change in accounting principle to net cash provided by operating activities:
Depreciation and amortization	59,329	61,496	61,016
Cablevision share-based compensation expense allocations	7,005	10,749	1,212
Amortization of program rights	124,400	111,530	104,231
Amortization of deferred carriage fees	21,372	21,047	16,594
Amortization and write-off of deferred financing costs and discounts on indebtedness	6,344	9,826	3,883
Loss on extinguishment of debt	19,113	—	—
Provision for doubtful accounts	392	—	10
Investment securities received from a customer bankruptcy settlement	(777)	—	—
Loss on investment securities	13	—	—
Unrealized foreign currency transaction (gain) loss, net	(253)	10	—
Non-cash interest expense on capital lease obligations	172	—	—
Deferred income tax expense (benefit)	3,281	(14,651)	(8,043)
Changes in assets and liabilities:		—	—
Accounts receivable, trade	(21,371)	(12,548)	(8,991)
Accounts receivable-affiliates, net	210	271	(504)
Proceeds from the sale of trading securities	764	—	—
Prepaid expenses and other assets	(6,629)	(456)	(1,079)
Acquisition of program rights	(173,566)	(115,382)	(124,466)
Deferred carriage fees	(3,195)	(8,777)	(81,131)
Accounts payable and accrued expenses	7,287	15,054	(13,053)
Accounts payable-affiliates, net	48,290	34,676	34,096
Program rights obligations	(5,099)	(10,700)	17,091
Deferred carriage fees payable	(25,488)	(17,208)	45,255
Other long-term liabilities	191	(1,260)	9,049
Net cash provided by operating activities	126,625	126,807	99,930

Cash flows from investing activities:
Capital expenditures	(6,968)	(5,219)	(1,201)
Net cash used in investing activities	(6,968)	(5,219)	(1,201)

Cash flows from financing activities:
Cash distributions to parent	(74,820)	(168,800)	(20,000)
Cash contributions from parent	203,000	—	—
Additions to deferred financing costs	—	(5,535)	—
Proceeds from bank debt	23,000	538,000	—
Repayment of bank debt	(33,000)	(623,500)	(4,500)
Redemption of senior subordinated notes	(193,158)	—	—
Principal payments on capital lease obligations	(606)	(1,836)	(1,624)
Net cash used in financing activities	(75,584)	(261,671)	(26,124)

Net increase (decrease) in cash and cash equivalents	44,073	(140,083)	72,605

Cash and cash equivalents at beginning of year	7,919	148,002	75,397

Cash and cash equivalents at end of year	$51,992	$7,919	$148,002

See accompanying notes to

consolidated financial statements.

NOTE 1.                BUSINESS

Nature of Operations

In July 2004, Cablevision Systems Corporation (“Cablevision”) formed Rainbow National Services LLC (the “Company”).  Rainbow Programming Holdings LLC (“Rainbow Programming Holdings”), an indirect wholly owned subsidiary of Cablevision, owns 100% of the membership interests in the Company.  The Company is a holding company with no independent operations of its own.  Its subsidiaries include entities that principally own nationally distributed 24-hour entertainment services operated as integral parts of Cablevision, including AMC, WE tv and IFC.  The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations (see notes 7 and 8).  The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and Regulation S-X of the Securities and Exchange Commission (“SEC”) for annual financial information as required by the Company’s indentures (see note 5) even though the Company is not a reporting company under the Securities Exchange Act of 1934.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany transactions and balances are eliminated in consolidation.

Revenue Recognition

The Company recognizes affiliate fee revenue from cable system operators, direct broadcast satellite operators and telecommunication companies as programming is provided.  Advertising revenues are recognized when commercials are aired.  Through 2006, advertising revenue was recorded in accordance with the broadcast year which ends on the Sunday on or prior to December 31st.  For 2006, both the broadcast and calendar years ended on December 31, 2006.   Effective January 1, 2007, advertising revenue is recorded based on the calendar year.  In some advertising sales arrangements, the Company’s programming businesses guarantee specified viewer ratings for their programming.  For these types of transactions, a portion of such revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when the Company provides the required additional advertising time, the guarantee obligation contractually expires or performance becomes remote.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Multiple-Element Transactions

If there is objective and reliable evidence of fair value for all elements of accounting in a multiple-element arrangement, the arrangement consideration is allocated to the separate elements of accounting based on relative fair values.  There may be cases in which there is objective and reliable evidence of the fair value of undelivered items in an arrangement but no such evidence for the delivered items.  In those cases, the Company utilizes the residual method to allocate the arrangement consideration.  Under the residual method, the amount of consideration allocated to the delivered items equals the total arrangement consideration less the aggregate fair value of the undelivered items.  In determining fair value, the Company refers to historical transactions or comparable cash transactions.

The Company together with other subsidiaries of Cablevision, may enter into affiliation agreements which are documented in one or more contracts; however, negotiated contemporaneously.  Amounts paid/received by other subsidiaries of Cablevision or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately.  Where Cablevision has incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliate fee revenues, Cablevision charges the Company for the incremental amount.  Likewise, where the Company has incurred a cost incremental to fair value and Cablevision has received a benefit incremental to fair value from these negotiations in the form of decreased programming costs, the Company charges Cablevision for the incremental amount. Judgments made in determining fair value impact the amount and period in which revenues are recognized over the term of the affiliation agreement.

Technical and Operating Expenses

Costs of revenue related to sales of programming services including, but not limited to, license fees, amortization of program rights, and production costs, are classified as “technical and operating” expenses in the accompanying consolidated statements of income.

Advertising Expenses

Advertising costs are charged to expense when incurred.  Advertising costs were $52,648, $44,189 and $45,286 for the years ended December 31, 2007, 2006, and 2005, respectively.

Cash and Cash Equivalents

Cash is invested in money market funds or in bank time deposits.  The Company’s cash investments are placed with money market funds or financial institutions that have received the highest rating awarded by Standard & Poor’s and Moody’s Investors Services.  The Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Accounts Receivable

The Company assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectibility of outstanding receivables and general factors such as length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Program Rights

Rights to programming, including feature films and episodic series, acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved, or when the license period has begun.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.  The Company periodically reviews the programming usefulness of its program rights inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition.  If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded in technical and operating expense.  There were no impairment charges recorded in the three years ended December 31, 2007.

Owned original programming is produced for the Company by independent production companies.  Any owned original programming costs qualifying for capitalization are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated cash flows can change based upon programming market acceptance, levels of affiliate fee revenue and advertising revenue, and program usage.    Accordingly, the Company periodically reviews revenue estimates and planned usage and revises its assumptions if necessary which could impact the timing of amortization expenses.  Owned original programming costs qualifying for capitalization, net of amortization expense of $1,999, amounted to $11,100, for the year ended December 31, 2007.  There were no such amounts that qualified for capitalization for the years ended December 31, 2006 and 2005.

Long-Lived and Indefinite-Lived Assets

Property and equipment are recorded at cost.  Equipment under capital leases is recorded at the present value of the total minimum lease payments.  Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets’ useful lives and reported in depreciation and amortization in the consolidated statements of income.

Intangible assets established in connection with purchase accounting transactions consist of affiliation agreements, advertiser relationships, other amortizable intangibles and excess costs

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

over fair value of net assets acquired (“goodwill”).  These intangible assets are amortized on a straight-line basis over their respective estimated useful lives, except for goodwill which has an indefinite useful life and is not amortized.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from purchase accounting transactions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

The Company evaluates the recoverability of its goodwill annually or more frequently whenever events or circumstances indicate that the asset may be impaired.  Goodwill impairment is determined using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in purchase accounting transactions.

Program Rights Obligations

Amounts payable subsequent to December 31, 2007 related to program rights are as follows:

Years Ending December 31,

2008	$99,814
2009	80,320
2010	63,439
2011	42,771
2012	36,420
Thereafter	73,579

In July 2003, American Movie Classics Company LLC (“AMC LLC”), WE: Women’s Entertainment LLC (“WE LLC”), and The Independent Film Channel LLC (“IFC LLC”) and Rainbow Media Holdings LLC (“Rainbow Media Holdings”), the Company’s indirect parent, as licensees, entered into an agreement with a film studio for feature film telecast rights.  Each licensee recorded its allocated share of the program rights asset and all of the payment obligations for which they are jointly and severally liable. Such payments initially amounted to $84,000 in total of which $46,000 remained unpaid at December 31, 2007 and is included in the amounts above.  Program rights of approximately $17,000 were allocated outside of the Company to affiliates during 2003.  Payments of program rights obligations by affiliates for program rights allocated outside of the Company amounted to $2,826, $1,817, and $1,212 during 2007, 2006, and 2005 respectively.  The allocation of these film assets was treated as a deemed

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

capital distribution in 2003 and the payments made by affiliates for the years ended December 31, 2007, 2006, and 2005, were treated as deemed capital contributions in the consolidated statements of member’s deficiency.

Deferred Carriage Fees

Deferred carriage fees represent amounts paid or payable to cable system operators and direct broadcast satellite operators, and telecommunication companies to guarantee carriage of certain programming services and are amortized as a reduction of revenue over the period of the related guarantee (5 to 13 years).

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense using the straight-line method over the life of the related debt.

Income Taxes

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“Statement No. 109”), which requires the asset and liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.  The Company provides deferred taxes for the outside basis difference of its investment in partnerships.  Interest expense related to income tax liabilities recognized in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, (adopted on January 1, 2007) is included in income tax expense, consistent with the Company’s historical policy prior to adopting FIN 48.

The Company was included in the consolidated federal income tax return of Cablevision for the years presented herein.  The income tax expense presented in the consolidated statements of income is based upon the taxable income of the Company on a separate return basis.  Since there is no tax sharing agreement in place between the Company and Cablevision, allocable current income tax liabilities calculated on a separate company basis that the Company does not pay directly have been reflected as deemed capital contributions to the Company from its parent.  Such contributions amounted to $34,761, $39,810, and $30,925 for the years ended December 31, 2007, 2006, and 2005, respectively.

Comprehensive Income

Comprehensive income for the years ended December 31, 2007, 2006 and 2005 equals net income for the respective periods.

Share-Based Payments

Cablevision adopted SFAS No. 123R, Share-Based Payment (“Statement No. 123R”), on January 1, 2006 using the modified prospective method.   The modified prospective method requires that share-based compensation expense be recorded for all new or modified share-based

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

awards granted after January 1, 2006, as well as for the unvested portion of restricted share awards and stock option awards outstanding at December 31, 2005 over the remaining service periods related to such awards, after adjustment for estimated forfeitures, and the consolidated financial statements for the prior periods are not restated to reflect, and do not include, the impact of Statement No. 123R.  Cablevision continues using the Black-Scholes valuation model in determining the fair value of share-based payments.  In accordance with the pro forma disclosure requirements of Statement No. 123, Cablevision recognized the majority of the share-based compensation costs using the accelerated attribution method.  Effective January 1, 2006, Cablevision recognized the cost for previously granted share-based awards under the accelerated attribution method and recognized the compensation expense for new share-based awards on a straight-line basis over the requisite service period.  In connection with Cablevision’s adoption of Statement No. 123R, the Company recorded an allocated charge of $121 as a cumulative effect of a change in accounting principle, net of taxes of $72, in the Company’s consolidated statement of income for 2006.

Foreign Currency Transactions

The Company has no foreign operations, but has a limited number of trade receivables denominated in a foreign currency, primarily Canadian dollars.  The Company recognized $479 and $(10) of foreign currency transaction gains (losses) for the years ended December 31, 2007 and 2006, respectively, related to those receivables denominated in a foreign currency from affiliation agreements with foreign cable system and direct broadcast satellite operators.  Such amounts are included in miscellaneous, net in the consolidated statements of income.  No such amounts were recognized for the year ended December 31, 2005.

Reclassifications

Certain reclassifications have been made to the accompanying consolidated financial statements to conform to the current year presentation.

Cash Flows

During 2007, 2006 and 2005, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2007	2006	2005
Non-Cash Investing and Financing Activities:
Deemed capital (distribution) contribution due to (adjustment) push down of intangible asset basis (see Note 4)	$(1,629)	$27,625	$2,594
Deemed capital contributions from affiliates for payments made under a film rights agreement	2,826	1,817	1,212
Deemed distributions to affiliates due to forgiveness of net amounts due to the Company	—	—	(155,567)
Deemed capital contributions from affiliate related to income and other taxes	34,816	39,810	30,925
Capital lease obligations (see Note 6)	6,547	11,751	180

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Recontribution and conversion of redeemable preferred membership interests (see Note 5)	—	—	350,000
Cumulative effect of a change in accounting principle	—	121	—

Supplemental Data:
Cash interest paid	119,402	117,589	118,975
Income taxes paid, net	3,012	1,976	1,570

During 2005, $2,594 of excess purchase price over the fair value of net assets acquired was pushed down to the Company from Rainbow Media Holdings. This pushdown of basis was recorded as a deemed capital contribution.

During 2005, $155,567 of amounts due from Rainbow Media Holdings were converted to equity and recorded as a deemed capital distribution.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“Statement No. 133”).  Statement No. 133 requires that an entity recognize all derivatives, as defined, as either assets or liabilities measured at their fair values.  The Company’s embedded derivative financial instruments are clearly and closely related to the host contracts; therefore, such derivative financial instruments are not accounted for on a stand-alone basis.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently Adopted Accounting Pronouncements

On January 1, 2007, Cablevision adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of Statement No. 109.  This Interpretation clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement No. 109.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return.  The adoption of FIN 48 on January 1, 2007 by Cablevision had no impact on the Company’s financial statements.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2007, the SEC published Staff Accounting Bulletin (“SAB”) No. 110, which amends SAB No. 107 to allow for the continued use, under certain circumstances, of the “simplified” method in developing an estimate of the expected term of so-called “plain vanilla” stock options accounted for under Statement No. 123R beyond December 31, 2007.  Companies can use the simplified method if they conclude that their stock option exercise experience does not provide a reasonable basis upon which to estimate an expected term. SAB No. 110 will not have a significant impact on Cablevision’s or the Company’s future financial position or results of operations, as beginning in 2008, for any stock option awards granted, Cablevision’s computation of expected life will be based on its historical stock option exercise experience as outlined in Statement No. 123R.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“Statement No. 141R”).  Statement No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date.  Statement No. 141R is effective for the Company for business combinations for which the acquisition date is on or after January 1, 2009. The provisions of Statement No. 141R will not impact the Company’s financial statements for prior periods.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“Statement No. 157”).  Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability.  This Statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for the Company on January 1, 2008 with respect to financial assets and liabilities. The FASB has deferred the adoption of Statement No. 157 for nonfinancial assets and nonfinancial liabilities which will be effective for the Company on January 1, 2009.  The Company has not yet determined the impact that the adoption of Statement No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“Statement No. 159”).  Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value.  An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred.  Statement No. 159 is effective as of January 1, 2008 for the Company.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

The Company has not yet determined the impact that the adoption of Statement No. 159 will have on its financial statements.

NOTE 2.                RESTRUCTURING

During 2007, the Company recorded restructuring charges of $1,627 for employee severance.  At December 31, 2007, there were no unpaid balances.  There were no restructuring charges for the years ended December 31, 2006 and 2005.

NOTE 3.                PROPERTY AND EQUIPMENT

Property and equipment (including equipment under capital leases) consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated
	2007	2006	useful lives

Program, service and test equipment	$16,049	$12,695	2 to 13 years
Satellite equipment	16,356	21,211	13 years
Furniture and fixtures	3,130	4,334	2 to 8 years
Microwave equipment	10,875	10,780	5 to 7 years
Leasehold improvements	851	1,029	Term of lease
	47,261	50,049
Less accumulated depreciation and amortization	19,984	30,159
	$27,277	$19,890

Depreciation expense on property and equipment (including capital leases) amounted to $4,935, $5,780 and $5,298, respectively, for the years ended December 31, 2007, 2006 and 2005.

At December 31, 2007 and 2006, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

	December 31,
	2007	2006

Satellite equipment	$16,356	$21,211
Less accumulated amortization	(1,586)	(10,806)
	$14,770	$10,405

In 2007, the Company entered into a lease for transponder space qualifying for capitalization resulting in an increase in satellite equipment of $6,547.  Additionally, in 2007, the Company transferred a capital lease asset for transponder space to an affiliate which resulted in a decrease in property and equipment, net, of $1,285, a decrease in a capital lease obligation for transponder space of $1,391, and an increase in accounts payable to affiliates of $106.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

NOTE 4.                INTANGIBLE ASSETS

The following table summarizes information relating to the Company’s acquired intangible assets at December 31, 2007 and December 31, 2006:

	December 31,		Estimated
	2007	2006	Useful Lives

Gross carrying amount of amortizable intangible assets
Affiliation agreements	$597,156	$597,156	10 years
Advertiser relationships	90,738	90,738	7 to 10 years
Other intangibles	8,713	8,713	10 years
	696,607	696,607

Accumulated amortization
Affiliation agreements	364,023	319,676
Advertiser relationships	46,371	36,520
Other intangibles	8,713	8,517
	419,107	364,713

Indefinite-lived intangible assets
Excess costs over the fair value of net assets acquired	50,957	52,586

Total intangible assets, net	$328,457	$384,480

Aggregate amortization expense
Years ended December 31, 2007 and 2006	$54,394	$55,716

Estimated amortization expense
Year ending December 31, 2008	$53,796
Year ending December 31, 2009	52,487
Year ending December 31, 2010	51,531
Year ending December 31, 2011	51,531
Year ending December 31, 2012	46,369

The changes in the carrying amount of excess costs over the fair value of net assets acquired for the years ended December 31, 2007 and 2006 are as follows:

	AMC Networks	IFC	Total Company
Balance as of December 31, 2005	$12,972	$11,989	$24,961
Adjustments resulting from Cablevision’s adoption of SAB No. 108	25,932	1,693	27,625
Balance as of December 31, 2006	38,904	13,682	52,586
Adjustments of basis from parent	(1,529)	(100)	(1,629)
Balance as of December 31, 2007	$37,375	$13,582	$50,957

During 2007, an adjustment of $1,629 was recorded to reduce excess costs over the fair value of net assets acquired that was pushed down to the Company from Rainbow Media Holdings in prior years.  This adjustment to basis was recorded as a deemed capital distribution to Rainbow Media Holdings amounting to $1,064 in addition to the reduction of the related deferred income tax liability of $565.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”).  SAB No. 108 was effective for the Company’s year ended December 31, 2006.  SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements (the “dual method”). If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. However, in the year of adoption, the misstatements may be corrected by adjusting opening member’s deficiency rather than being included in the current year income statement if there is a material misstatement under the dual method but not under the Company’s previous evaluation method.  In connection with the adoption of SAB No. 108 by Cablevision, the Company evaluated whether the adoption of SAB No. 108 would impact the Company’s financial statements.  Since the Company had no material misstatements under the dual method, the adoption did not impact its consolidated financial statements.  However, the adoption of SAB No. 108 by Cablevision resulted in the push down of additional goodwill to the Company from Rainbow Media Holdings in the amount of $27,625.  This pushdown of basis was recorded as a deemed capital contribution amounting to $18,095 in addition to the recognition of an additional deferred income tax liability of $9,530.

NOTE 5.                                                 DEBT

On July 5, 2006, the Company entered into a replacement bank facility providing for an $800,000 senior secured credit facility (the “Credit Agreement”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility which was used primarily to refinance its then existing credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows the Company to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Agreement provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  If an incremental facility is established, the Company and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund an incremental facility.

On July 5, 2006, the Company borrowed the entire $500,000 term A loan and $10,000 under the revolving credit facility. The Company used the $510,000 borrowed under the Credit Agreement and $88,048 of additional available cash to repay all of its outstanding borrowings, accrued interest and fees due under its August 2004 $950,000 senior secured credit facility of which $592,500 was outstanding under a term loan at July 5, 2006 and to pay certain fees and expenses incurred in connection with the Credit Agreement.  During 2006, the Company borrowed an additional $28,000 under the revolving credit facility which was repaid as of December 31, 2006. During 2007, the Company borrowed an additional $23,000 under the revolving credit facility and repaid the entire $33,000 outstanding balance under the revolving credit facility as of December 31, 2007.  Thus, there were no borrowings outstanding under the $300,000 revolving credit facility at December 31, 2007.  The Company may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Agreement and for general corporate purposes. The borrowings under the Credit Agreement may be repaid without penalty at any time.

Borrowings under the Credit Agreement are direct obligations of the Company which are guaranteed jointly and severally by substantially all of its subsidiaries and by Rainbow Programming Holdings, the direct parent of the Company, and are secured by the pledge of the stock of the Company and the stock of substantially all of its subsidiaries and all of the other assets of the Company and substantially all of its subsidiaries (subject to certain limited exceptions). Borrowings under the Credit Agreement bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the Credit Agreement)) or the Eurodollar Rate (as defined in the Credit Agreement). The interest rate under the Credit Agreement varies, depending on the Company’s cash flow ratio (as defined in the Credit Agreement), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. On December 31, 2007, the interest rate on the term A loan facility was 6.15%.  The $500,000 term A loan is to be repaid in quarterly installments of $6,250 from March 31, 2008 until December 31, 2010, $12,500 from March 31, 2011 until December 31, 2012, and $162,500 on March 31, 2013 and June 30, 2013, the term A loan maturity date.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

As defined in the Credit Agreement, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.75 to 1 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

The Company is obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

In connection with the Credit Agreement, the Company incurred deferred financing costs of $5,535 which are being amortized to interest expense over the term of the Credit Agreement.  The Company recorded $6,084 as a write-off of deferred financing costs associated with the repayment of the August 2004 credit facility in July 2006.

As of December 31, 2007, the Company’s notes outstanding consist of $300,000 principal amount of 8 3/4% senior notes due September 1, 2012, and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014 (following the partial redemption of the Company’s senior subordinated notes in August 2007 discussed below).  The senior notes and the senior subordinated notes were discounted $2,163 and $3,915, respectively, upon original issuance in 2004.  These notes are guaranteed by substantially all of the Company’s subsidiaries.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7.0 to 1, decreasing to 6.0 to 1 after January 1, 2009, limitations on dividends and distributions, and

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

limitations on investments and the ability to incur liens (according to the terms of the senior note indenture).

In July 2007, the Company entered into an equity commitment agreement with its sole member, Rainbow Programming Holdings, pursuant to which Rainbow Programming Holdings agreed to purchase additional membership interests in the Company for an aggregate purchase price of $203,000 which was recorded as a capital contribution by the Company.  The Company used the proceeds of the investment by Rainbow Programming Holdings to redeem $175,000 in aggregate principal amount of its 10 3/8% senior subordinated notes due 2014, representing 35% of the outstanding notes at a redemption price equal to 110.375% of the principal amount of the notes plus accrued and unpaid interest to August 31, 2007, the redemption date.  In connection with the redemption, the Company recognized a loss on extinguishment of debt of $19,113, representing the excess of the redemption price over the carrying value of the $175,000 principal amount, and wrote-off the related unamortized deferred financing costs of $2,919.  The carrying value of these notes at December 31, 2007 was $323,311.

Additionally, the Company may redeem the senior notes, in whole or in part, at a redemption price equal to 104.375% of face value at any time on or after September 1, 2008, 102.188% of face value on or after September 1, 2009, and 100% on or after September 1, 2010.  The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 105.188% of face value on or after September 1, 2009, 103.458% on or after September 1, 2010, 101.729% on or after September 1, 2011, and 100% on or after September 1, 2012.  The notes are redeemable at the redemption price plus accrued and unpaid interest through the redemption date.

The indentures under which the senior notes and the senior subordinated notes were issued contain various covenants, which are generally less restrictive than those contained in the Credit Agreement.

The Company is in compliance with all of its financial covenants under its credit agreement as of December 31, 2007.

The Company has no independent assets or operations of its own, the guarantees under the senior notes and the senior subordinated notes are full and unconditional and joint and several, and the net assets of any subsidiaries of the Company other than the subsidiary guarantors are minor.  There are no restrictions on the ability of the Company or any of the subsidiary guarantors to obtain funds from its subsidiaries by dividend or loan.

In August 2004, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the contribution was to reduce debt by $350,000 and decrease member’s deficiency by the same amount in 2005.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations (excluding capital leases) outstanding as of December 31, 2007, during the five years subsequent to December 31, 2007 are as follows:

Years Ending December 31,

2008	$25,000
2009	25,000
2010	25,000
2011	50,000
2012	350,000

NOTE 6.                LEASES

Cablevision, and companies owned or managed by Cablevision, lease certain office and transmission facilities under long-term lease agreements with non-affiliates.  The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs or credits. The Company pays its share of monthly lease payments for the portion of the premises occupied by its employees.  Rent expense incurred by the Company which was allocated by Cablevision or a company owned or managed by Cablevision for such leases was $2,097, $1,484 and $1,298, for the years ended December 31, 2007, 2006 and 2005, respectively.

Certain subsidiaries of the Company lease office facilities under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2012.  The leases generally provide for fixed annual rentals plus certain other costs or credits.  Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term.  The difference between rent expense and rent paid is recorded as deferred rent.  Rent expense, which includes rent relating to office and transmission facilities through 2006, for the years ended December 31, 2007, 2006 and 2005 amounted to $765, $3,364, and $4,759, respectively.

The minimum future annual payments for all operating leases with non-affiliates (with initial or remaining terms in excess of one year) during the next five years from January 1, 2008 through December 31, 2012 and thereafter, at rates now in force are as follows:

2008	$302
2009	273
2010	156
2011	114
2012	45
Thereafter	—

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Future minimum capital lease payments as of December 31, 2007 are as follows:

Year ending December 31, 2008	$2,289
Year ending December 31, 2009	2,289
Year ending December 31, 2010	2,289
Year ending December 31, 2011	2,289
Year ending December 31, 2012	2,289
Thereafter	16,408
Total minimum lease payments	27,853
Less amount representing interest (at 9.3%-10.4%)	11,624
Present value of net minimum future capital lease payments	16,229
Less principal portion of current installments	737
Long-term portion of obligations under capital leases	$15,492

NOTE 7.                AFFILIATE TRANSACTIONS

Allocations

The consolidated financial statements of the Company reflect the application of certain allocation policies of Cablevision and Rainbow Media Holdings, which are summarized below.  Management believes that these allocations have been made on a reasonable basis.  However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis, as there are no company-specific or comparable industry benchmarks with which to make such estimates.  Explanations of the composition and the amounts of the more significant allocations are described below.

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, accounting, audit, treasury, strategic planning, information technology, creative and production services, etc.) have been allocated to the Company by Cablevision and Rainbow Media Holdings.  Certain allocations are generally based on relative revenues or expenses of the Company in relation to those of consolidated Rainbow Media Holdings.  The remaining overhead, principally salaries of corporate executives, is primarily allocated based on management’s estimate of the level of effort expended on each business unit based on historical trends.  Such costs allocated to the Company amounted to $40,085, $37,277 and $30,229 for the years ended December 31, 2007, 2006 and 2005, respectively, and have been included in selling, general and administrative expenses.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision.  Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plans.  Such costs amounted to $1,824, $1,542 and $1,508 for the years ended December 31, 2007, 2006 and 2005, respectively, and have been included in selling, general and administrative expenses.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Related Party Transactions

As described below, the Company provides services to and receives services from affiliates of Cablevision and Rainbow Media Holdings.  As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been received or incurred if the transactions were based upon arm’s length negotiations.

The Company distributes programming services to the pay television industry under contracts referred to as affiliation agreements.  Revenues earned under affiliation agreements with companies owned by or affiliated with Cablevision for the years ended December 31, 2007, 2006 and 2005 were $15,293, $14,214 and $11,648, respectively.

Rainbow Media Holdings pays the Company for advertising revenue earned in connection with an agreement between Rainbow Media Holdings and a third party entered into during 2000.  Such revenues were $361 for the year ended December 31, 2007.  There were no revenues related to this arrangement for the years ended December 31, 2006 and 2005.  In addition, the Company recorded advertising revenues of $127, $20 and $153 for the years ended December 31, 2007, 2006 and 2005, respectively, from subsidiaries of Rainbow Media Holdings.  The Company incurred $947, $728 and $369 for the years ended December 31, 2007, 2006 and 2005, respectively, for advertising expenses charged by subsidiaries of Rainbow Media Holdings and Cablevision.

Rainbow Media Holdings provides affiliate sales support functions which primarily include salaries, facilities, and general and administrative costs to the Company.  These costs were recorded in selling, general and administrative expenses and amounted to $6,885, $8,455 and $7,472 for the years ended December 31, 2007, 2006 and 2005, respectively.

Rainbow Media Holdings also provides various public relations, acquisitions, digital media and administrative support functions which primarily included salaries, facilities, and general and administrative costs to the Company.  These costs were recorded in selling, general and administrative expenses and amounted to $8,835, $8,527 and $8,048 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company has the right to exhibit and promote films under contracts between the Company and subsidiaries of Rainbow Media Holdings in addition to subsidiaries of Rainbow Media Holdings having the right to exhibit and promote films under contracts between the Company and third parties.  Net amounts (credited) charged to technical and operating expense of the Company under these arrangements amounted to $(1,787), $(2,974) and $2,123 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company together with other subsidiaries of Cablevision, may enter into agreements with third parties in which the amounts paid/received by Cablevision, its subsidiaries, or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately.   Where other subsidiaries of Cablevision have incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, the other subsidiaries of

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

Cablevision charge the Company for the incremental amount.  In one such agreement executed in 2007, other subsidiaries of Cablevision charged the Company $2,433 which was recorded as deferred carriage fees by the Company and is being amortized as a reduction to revenue over the term of the related affiliation agreements.  Amortization of this charge amounted to $331 for the year ended December 31, 2007.  In another such agreement executed in 2005, Cablevision charged the Company approximately $4,900, which was recorded as deferred carriage fees by the Company and is being amortized as a reduction to revenue over the remaining license period of the affiliation agreement.  Amortization of this charge amounted to $371 for each of the years ended December 31, 2007 and 2006 and $92 for the year ended December 31, 2005.

Rainbow Network Communications (“RNC”), a subsidiary of Rainbow Media Holdings, provides certain transmission and production services to the Company.  The Company was charged $9,159, $8,550, and $7,731 in 2007, 2006 and 2005, respectively, for these services.  The Company has entered into agreements, as amended, that allow RNC to continue providing these services and to make capital purchases on the Company’s behalf for transmission related equipment through 2019.  Estimated future cash payments required under these agreements amount to $8,906 in 2008, $9,390 in 2009, $9,824 in 2010, $10,281 in 2011, $12,260 in 2012, and $96,907 thereafter.

Under contractual agreements, CSC Holdings, Inc., a wholly owned subsidiary of Cablevision, provides certain management services to the Company.  These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of AMC LLC and its subsidiaries, including WE LLC, gross revenues, as defined in the management agreement.  The agreements are automatically renewable every five years at the option of Cablevision.  Pursuant to the terms of these agreements, the Company was charged management fees of $19,282, $17,795 and $16,574, in 2007, 2006 and 2005, respectively.

Cablevision allocates to the Company its proportionate share of expenses or benefits related to Cablevision’s employee stock plans and Cablevision’s long-term incentive plans.  For the years ended December 31, 2007, 2006 and 2005, the Company recorded a net expense of $7,005, $10,749 and $1,212, respectively, for its proportionate share of the Cablevision share-based compensation expense and recorded an expense of $9,860, $8,230 and $5,282, for the years ended December 31, 2007, 2006 and 2005, respectively, related to Cablevision’s long-term incentive plan.  Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of income.  Liabilities related to the stock appreciation rights (“SARs”) granted under the Cablevision employee stock plans are funded by Rainbow Media Holdings; therefore, the allocation to the Company of its proportionate share of the related expenses is reflected as capital contributions from Rainbow Media Holdings in the consolidated financial statements of the Company.  The long-term incentive plans are funded by the Company and aggregate liabilities of $21,063 and $20,654, related to these plans are included in accrued employee related costs and other long-term liabilities in the Company’s consolidated balance sheets at December 31, 2007 and 2006, respectively.  These liabilities include certain performance based awards for which the performance criteria had not been met as of December 31, 2007 as such awards are based on achievement of certain performance criteria through December 31, 2009.  The Company has accrued the amount that it currently believes will ultimately be paid based upon the performance criteria established for these performance-based

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

awards.  If it is subsequently determined that the performance criteria for such awards is not probable of being achieved, the Company would reverse the accrual in respect of such award at that time.

NOTE 8.                BENEFIT PLANS

Cablevision sponsors a non-contributory, qualified defined benefit cash balance pension plan, a non-contributory non-qualified defined benefit excess cash balance plan, a qualified defined contribution 401(k) savings plan and a non-qualified excess savings plan in which certain employees of the Company participate.  In connection with the cash balance plan and excess cash balance plan, the Company is charged by Cablevision for credits made into an account established for each participant.  Such credits are based upon a percentage of eligible base pay and a market-based rate of return.  The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings and excess savings plan.  Total expense related to these plans was $1,080, $952, and $887 for the years ended December 31, 2007, 2006, and 2005, respectively. The Company does not provide postretirement benefits for any of its employees.

NOTE 9.                INCOME TAXES

The Company is a single-member limited liability company, indirectly wholly-owned by Rainbow Media Enterprises, Inc. (“RME”) (a subsidiary of Rainbow Media Holdings), a taxable corporation.  RME is an indirect wholly-owned subsidiary of Cablevision.  As such, the Company is treated as a division of RME and is included in the consolidated income tax return of Cablevision for federal income tax purposes.  Accordingly, based upon the provisions of Statement No. 109, the income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the periods presented herein.

Income tax expense of the Company consists of the following components:

	Years Ended December 31,
	2007	2006	2005
Current expense:
Federal	$31,949	$35,495	$25,462
State and other	5,232	5,790	5,964
	37,181	41,285	31,426

Deferred expense (benefit):
Federal	1,382	(12,046)	76
State	1,899	(2,605)	(8,119)
	3,281	(14,651)	(8,043)
Tax expense, including interest, recognized pursuant to FIN 48	2,516	—	—

Income tax expense	$42,978	$26,634	$23,383

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

The income tax expense of the Company differs from the amount derived by applying the statutory federal rate to pretax income due principally to the effect of the following items:

	Years Ended December 31,
	2007	2006	2005

Federal tax expense at statutory rate	$37,736	$24,417	$23,850
State income taxes, net of federal benefit	2,296	2,761	3,593
Change in the state rate used to determine deferred taxes, net of federal benefit	1,066	(691)	(4,128)
Tax expense, including accrued interest, recognized pursuant to FIN 48, net of deferred tax benefits	1,628	—	—
Nondeductible expenses	249	148	56
Other	3	(1)	12
Income tax expense	$42,978	$26,634	$23,383

The tax effects of temporary differences that give rise to significant portions of deferred tax assets or liabilities at December 31, 2007 and 2006 are as follows:

	December 31,
Deferred Tax Asset (Liability)	2007	2006
Current
Compensation and benefit plans	$937	$5,815
Allowance for doubtful accounts	15	32
Other liabilities	255	150
Deferred tax asset, current	1,207	5,997

Non-current
Compensation and benefit plans	5,923	3,899
Fixed assets and intangibles	24,565	25,199
Partnership investment	(134,057)	(133,682)
FIN 48 tax liabilities	888	—
Other	171	—
Net deferred tax liability, non-current	(102,510)	(104,584)

Total net deferred tax liability	$(101,303)	$(98,587)

AMC LLC is treated as a partnership for income tax purposes.  Accordingly, the Company records deferred income taxes for the outside basis difference with regard to its investment in AMC LLC.

Deferred tax assets have resulted from the Company’s future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in the Company’s consolidated statement of income.  Management evaluates the realizability of the deferred tax assets and the need for valuation allowances quarterly.  As of December 31, 2007, based on current facts and circumstances, management believes that it is more likely than not that the Company will fully realize the benefit associated with its gross deferred tax assets.

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

The Company adopted the provisions of FIN 48 on January 1, 2007.  The adoption of FIN 48 on January 1, 2007 had no impact on the Company’s financial statements.  A reconciliation of the beginning and ending amount of the tax contingency liability, which is included in other long-term liabilities, is as follows:

Balance at January 1, 2007	$—
Increases related to prior year tax positions	1,399
Decreases related to prior year tax positions	—
Increases related to current year tax positions	811
Settlements	—
Lapse of statute of limitations	—
Balance at December 31, 2007	$2,210

As of December 31, 2007, if all uncertain tax positions were sustained at the amounts reported or expected to be reported in the Company’s tax returns, the Company’s income tax expense attributable to continuing operations would decrease by $1,436, excluding the related interest.

Interest expense related to income tax liabilities recognized in accordance with the provisions of FIN 48 is included in income tax expense.  Interest expense of $192, net of the associated deferred tax benefit of $114, has been recognized during the year ended December 31, 2007 and is included in income tax expense in the statement of income.  At December 31, 2007, accrued interest on uncertain tax positions was $306 and is included in other long-term liabilities.

Management does not believe that it is reasonably possible that the total amount of unrecognized tax benefit for uncertain tax positions existing as of December 31, 2007 will significantly increase or decrease within twelve months of December 31, 2007.

AMC and WE tv are presently under audit by the City of New York with regard to the unincorporated business tax for 2003 through 2005.  IFC is currently being audited by the City of New York with regard to the unincorporated business tax for 2004.  Management does not believe that the resolution of these audits will have a material adverse impact on the financial position of the Company.  Changes in the liabilities for uncertain tax positions will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.

NOTE 10.              OFF BALANCE SHEET COMMITMENTS

Off balance sheet commitments (excluding previously disclosed operating lease commitments) not reflected on the Company’s consolidated balance sheet as of December 31, 2007 increased approximately $8,000 to approximately $256,000 as compared to approximately $249,000 outstanding at December 31, 2006.  The increase in 2007 resulted primarily from the addition of future program rights obligations of approximately $10,000, partially offset by the decrease of future marketing commitments of approximately $2,000.

Off balance sheet commitments (excluding previously disclosed operating lease commitments) as of December 31, 2007 and for the ensuing calendar years are $70,861 in 2008, $22,214 in 2009, $20,400 in 2010, $18,673 in 2011, $18,602 in 2012, and $105,517 thereafter.   Off balance sheet commitments consist primarily of commitments for future program rights obligations

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

(approximately $104,000), commitments for future marketing obligations (approximately $4,000), and commitments for technical support and transmission services with RNC (approximately $148,000).

NOTE 11.                                          DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Accounts Receivable, Trade, Accounts Receivable-Affiliates, Prepaid Expenses and Other Current Assets, Accounts Payable, Accrued Liabilities and Accounts Payable to Affiliates

The carrying amount approximates fair value due to the short-term maturity of these instruments.

Bank Debt, Senior Notes, and Senior Subordinated Notes

The fair value of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The fair value of the Company’s debt instruments are summarized as follows:

	December 31, 2007
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$500,000	$500,000
Senior notes	298,745	309,000
Senior subordinated notes	323,311	341,250
	$1,122,056	$1,150,250

	December 31, 2006
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$510,000	$510,000
Senior notes	298,476	313,400
Senior subordinated notes	497,011	551,682
	$1,305,487	$1,375,082

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 12.              LEGAL MATTERS

The Company is party to various claims in the ordinary course of business.  Although the outcome of these matters cannot be predicted with certainty and the impact of the final resolution

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

of these matters on the Company’s results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these matters will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

Broadcast Music, Inc. Matter

Broadcast Music, Inc. (“BMI”), an organization that licenses the performance of musical compositions of its members, has alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in its catalog. BMI agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters were submitted to a Federal Rate Court.  The interim fees paid to BMI remain subject to retroactive adjustment until such time as either a final decision is made by the Court or an agreement is reached by the parties.

Accounting Related Investigations

In June 2003, Cablevision reported that it had discovered certain improper expense accruals primarily at its national programming services.  The improper expense recognition matter has been the subject of investigations by the SEC and the U.S. Attorney’s Office for the Eastern District of New York.  The SEC is continuing to investigate the improper expense recognition matter and Cablevision’s timing of recognition of launch support, marketing and other payments under affiliation agreements.

Stock Option Related Matters

Cablevision and CSC Holdings announced on August 8, 2006 that, based on a voluntary review of past practices in connection with grants of stock options and SARs, they had determined that the grant date and exercise price assigned to a number of their stock option and SAR grants during the 1997-2002 period did not correspond to the actual grant date and the fair market value of Cablevision’s common stock on the actual grant date.  The review was conducted with a law firm that was not previously involved with the Cablevision stock option plans.  Cablevision and CSC Holdings have advised the SEC and the U.S. Attorney’s Office for the Eastern District of New York of these matters and each has commenced an investigation.  Cablevision and CSC Holdings have received a grand jury subpoena from the U.S. Attorney’s Office for the Eastern District of New York seeking documents related to the stock option issues. Cablevision and CSC Holdings have also received a document request from the SEC relating to its informal investigation into these matters.  Cablevision and CSC Holdings continue to fully cooperate with such government investigations.

NOTE 13.              SEGMENT INFORMATION

The Company classifies its business interests into two reportable segments: AMC Networks (which includes AMC and WE tv) and IFC.  These reportable segments are strategic business units that are managed separately.  The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

cash flow (defined as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring charges or credits), a non-GAAP measure.  The Company has presented the components that reconcile adjusted operating cash flow to operating income, an accepted GAAP measure, as well as information as to the operations of the Company’s business segments below.

	Years Ended December 31,
	2007	2006	2005
Revenues, net
AMC Networks	$567,119	$509,819	$473,880
IFC	101,652	91,879	83,688
	$668,771	$601,698	$557,568

Reconciliation (by Segment and in Total) of Adjusted Operating Cash Flow to Operating Income

	Years Ended December 31,
	2007	2006	2005
Adjusted operating cash flow
AMC Networks	$272,362	$239,331	$220,830
IFC	35,168	30,165	26,602
RNS Parent	—	—	(16)
	$307,530	$269,496	$247,416

	Years Ended December 31,
	2007	2006	2005
Depreciation and amortization
AMC Networks	$(55,352)	$(56,302)	$(55,645)
IFC	(3,977)	(5,194)	(5,371)
	$(59,329)	$(61,496)	$(61,016)

	Years Ended December 31,
	2007	2006	2005
Share-based compensation (expense) benefit
AMC Networks	$(5,535)	$(8,607)	$(1,705)
IFC	(1,470)	(2,142)	493
	$(7,005)	$(10,749)	$(1,212)

	Years Ended December 31,
	2007	2006	2005
Restructuring charges
AMC Networks	$(1,239)	$—	$—
IFC.	(388)	—	—
	$(1,627)	$—	$—

	Years Ended December 31,
	2007	2006	2005
Operating income (loss)
AMC Networks	$210,236	$174,422	$163,480
IFC	29,333	22,829	21,724
RNS Parent	—	—	(16)
	$239,569	$197,251	$185,188

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Years Ended December 31,
	2007	2006	2005
Income before income taxes
Total operating income for reportable segments	$239,569	$197,251	$185,188
Items excluded from operating income:
Interest expense	(111,170)	(125,195)	(121,166)
Interest income	1,061	3,840	3,875
Write-off of deferred financing costs	(2,919)	(6,084)	—
Loss on extinguishment of debt	(19,113)	—	—
Miscellaneous, net	390	(48)	246
Income before income taxes	$107,818	$69,764	$68,143

	December 31,
	2007	2006
Assets
AMC Networks	$1,687,942	$1,462,607
IFC	256,887	233,892
RNS Parent	65,669	27,265
Deferred tax asset	1,207	5,997
Intersegment eliminations	(769,296)	(530,937)
	$1,242,409	$1,198,824

	Years Ended December 31,
	2007	2006	2005
Capital Expenditures
AMC Networks	$4,531	$4,571	$766
IFC	2,437	648	435
RNS Parent	—	—	—
	$6,968	$5,219	$1,201

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States.

Concentrations and Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade receivables.

The following individual customers accounted for the following percentages of the AMC networks and IFC segments’ net revenues for the years ended December 31,:

	2007	2006	2005
Customer A	14%	14%	14%
Customer B	12%	13%	13%
Customer C	13%	12%	12%

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

The following individual customers accounted for the following percentages of the AMC Networks and IFC segments’ net trade receivable balances at December 31,:

	2007	2006
Customer A	11%	11%
Customer B	10%	11%
Customer C	10%	11%

NOTE 14.              INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of the Company’s selected quarterly financial data for the years ended December 31, 2007 and 2006:

2007:

	March 31,	June 30,	September 30,	December 31,	Total
	2007	2007	2007	2007	2007

Revenues, net	$158,307	$166,763	$164,387	$179,314	$668,771
Operating expenses	(100,666)	(110,744)	(103,201)	(114,591)	(429,202)
Operating income	$57,641	$56,019	$61,186	$64,723	$239,569

Net income	$17,295	$15,591	$6,566	$25,388	$64,840

2006:

	March 31,	June 30,	September 30,	December 31,	Total
	2006	2006	2006	2006	2006

Revenues, net	$145,642	$151,613	$144,483	$159,960	$601,698
Operating expenses	(104,618)	(112,394)	(92,832)	(94,603)	(404,447)
Operating income	$41,024	$39,219	$51,651	$65,357	$197,251
Income before cumulative effect of a change in accounting principle	$6,318	$4,623	$9,417	$22,772	$43,130
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—	—	(121)
Net income	$6,197	$4,623	$9,417	$22,772	$43,009

NOTE 15.                                          DOLAN FAMILY GROUP TRANSACTION

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc.  The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company (the “Proposed Merger”).

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (cont’d)

(Dollars in thousands)

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive Cablevision shareholder approval.  Subsequently, the parties terminated the merger agreement pursuant to its terms.

NOTE 16.              OTHER MATTERS

Affiliation Agreements

On April 30, 2007, Rainbow Media Holdings entered into a purchase agreement with Comcast Corporation for the sale of its interests in subsidiaries which operated two regional television sports programming networks.  Contemporaneously with the execution of the purchase agreement relating to the sale of such networks, subsidiaries of the Company and Comcast Corporation entered into or extended affiliation agreements relating to the carriage of AMC, IFC and WE tv.

Settlement with Time Warner

On November 14, 2003, AMC LLC filed an action against Time Warner Entertainment, L.P. (“Time Warner”) in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with AMC LLC. AMC LLC filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon Time Warner’s allegation that AMC LLC had changed its programming. AMC LLC sought a declaratory judgment that it was entitled to full performance of the agreement, and, at its option, was entitled to rescind the agreement and recover damages.  Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC LLC to deliver a classic films channel and damages for an alleged breach of contract.  Both parties filed motions for summary judgment.  On July 8, 2005, the trial court granted Time Warner’s summary judgment motion as to liability (reserving the issue of damages for trial) and as to its right to a declaration that it may terminate the affiliation agreement, and the court dismissed AMC LLC’s complaint.  On September 29, 2005, the parties signed a settlement agreement and a stipulation discontinuing the action that was filed with the court on October 5, 2005. As part of the settlement of the Time Warner litigation with AMC LLC, Cablevision simultaneously entered into 11 separate affiliation agreements with Time Warner.  These agreements included amendments and enhancements to existing affiliation agreements for some of Cablevision’s programming services and new affiliation agreements and new distribution for other programming services of Cablevision.  The amendments included a long-term extension of Time Warner’s affiliation agreement with AMC LLC with rate and positioning terms that are favorable to AMC LLC.  Because of the long-term benefits to AMC LLC from the extension and enhancement of the AMC LLC agreement, the $74,000 of required payments, all of which have been paid to Time Warner over the 2005-2007 period, attributable to AMC LLC were capitalized as deferred carriage fees and are being amortized as a reduction to revenue over the approximate 13 year life of the extended AMC LLC affiliation agreement.